Exhibit 10.3

NOTICE OF LONG TERM INCENTIVE PLAN RESTRICTED STOCK UNIT (“RSU”) AWARD AGREEMENT CHANGES
Certain changes to RSU agreements for awards granted on or after January 1, 2011 are being implemented effective as of January 15, 2014. The changes are generally favorable to you in that they provide for vesting of more RSU awards in the event of certain terminations of employment.
The following is a more detailed summary of the changes:

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Death/Disability/Retirement/Without Cause or Good Reason (without a Change in Control) Termination Events. The changes eliminate the requirement that restricted stock units be “eligible” in order for them to vest under the termination provisions. Further, unvested awards will no longer be cancelled and forfeited in the case of a retirement termination event.

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In the event an employee’s employment is terminated as a result of death, Disability or retirement, or his or her employment is terminated by the Company without Cause (not in connection with a Change in Control), or an employee terminates for Good Reason (see new definition below) (also not in connection with a Change in Control), then a pro-rata portion of all unvested RSUs (without regard to eligibility) will vest on the next scheduled vesting date consistent with the pro-rata provisions contained in the applicable existing RSU award agreement; provided that, notwithstanding anything in the award agreement to the contrary, the pro-rata calculation for any pro-rata termination event going forward, if applicable, will be based on the number of days (as opposed to months) of the vesting year that have elapsed as of the day of the termination.

◦	Any unvested RSUs that do not vest as of the date of termination will be cancelled and forfeited.

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Change of Control Termination Event. In the event an employee’s employment is terminated by the Company without Cause, or by the employee for Good Reason (see new definition below), with a Change of Control preceding such termination, then the employee will continue to be entitled to immediate full vesting of all outstanding unvested RSUs but without regard to eligibility.

Notice of LTIP Award Agreement Changes (RSU Awards)

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New “Good Reason” Definition. For purposes of applying the Good Reason termination provisions above, a new definition of Good Reason will be added to any Eligible Employee’s award agreement. Prior award agreements did not contain a definition of Good Reason.

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“Good Reason” will be as defined in the employee’s employment agreement, if any. If the employee does not have an employment agreement that defines “Good Reason,” then “Good Reason” will mean any of these events that occur without the employee’s prior written consent: (i) any reduction in employee’s then annual base salary, (ii) any failure to pay employee’s compensation when due; or (iii) relocation of employee’s primary workplace to a location that is more than fifty (50) miles from the office where the employee is then assigned to work as the employee’s principal office; (in each case “(i)” through “(iii)” only if the employee objects in writing within thirty (30) days after being informed of such condition and unless Company retracts and/or rectifies the claimed Good Reason within fifteen (15) days following Company’s receipt of timely written objection from the employee); provided, however, that a termination of employment will not be considered on account of Good Reason unless it occurs no later than fifteen (15) days following the maximum period for the Company to retract or rectify the claimed Good Reason.

These changes will only be effective for RSU agreements covering awards held by any current employee of the Company on January 15, 2014. These changes were approved and adopted by the Compensation and Benefits Committee in accordance with the Committee’s authority under the 2009 Stock Incentive Plan.